EDDY COUNTY PROPERTIES
Oil and Gas Properties Purchased by Doral Energy Corp. from Hanson Energy in Eddy County, NM
Statements of Combined Revenues and Direct Operating Expenses
For the three months ended May 31, 2008 and 2007
(Unaudited)

	2008	2007

Revenue	$816,098	$425,392

Direct operating expense	226,889	145,324
Excess of revenues over direct operating expense	$589,209	$280,068

The accompanying notes are an integral part of these financial statements.

EDDY COUNTY PROPERTIES
(Oil and Gas Properties Purchased by Doral Energy Corp. from Hanson Energy in Eddy, NM
Notes to Unaudited Statements of Combined Revenues and Direct Operating Expenses
For the three months ended May 31, 2008 and 2007
(Unaudited)

Note 1 - The Properties

Effective August 1, 2008, Doral Energy Corp. (“the Company” or “Doral”) purchased an approximately 96% average working interest in 62 fields located in the Eddy County in Eddy County, New Mexico (the “Eddy County Properties”) pursuant to a Purchase and Sale Agreement dated April 25, 2008 and amended July XX, 2008 between Hanson Energy, and Doral Energy Corp. (formerly Language Enterprises Corp.).

Doral acquired all of Hanson Energy’s working interest in approximately 8,000 acres and 186 wells (both producing and non producing) which are currently producing approximately 115 barrels of oil per day and 45 mcf of natural gas per day net to Doral’s interest. Doral is the operator of the Eddy County Properties.

As consideration for the working interest, Doral paid $5 million and the Company issued 7,000,000 shares of its common stock to the owners of Hanson Energy. In addition Doral has assigned Hanson Energy a 2.5% overriding royalty on all production from the Eddy County Properties.

Note 2 - Basis of Presentation

During the periods presented, Hanson Energy did not account for the Eddy County Properties in accordance with generally accepted accounting principles. Hanson Energy accounted for their operations under the tax basis of accounting, did not capitalize many of the costs that would otherwise be capitalized under the full cost method of accounting for oil and gas properties and did not conduct any reserve studies nor calculate an amortization rate per equivalent unit of production. Accordingly, full separate financial statements prepared in accordance with generally accepted accounting principles do not exist and are not practicable to obtain in these circumstances.

Revenues and direct operating expenses included in the Statements of Combined Revenues and Direct Operating Expenses of the Eddy Country Properties represent Doral’s interest in the properties acquired for the periods prior to the closing date and are presented on the accrual basis of accounting and in accordance with generally accepted accounting principles. Depreciation, depletion and amortization, interest, accretion of asset retirement obligation, general and administrative expenses and corporate income taxes have been excluded. The financial statements presented are not indicative of the results of operations of the acquired properties going forward due to changes in the business and inclusion of the above mentioned expenses.

Note 3 – Contribution of services

During the three months ended May 31, 2008 and 2007, the sole shareholder of Hanson Energy provided well supervision and other field services valued at $6,000 per month. The sole shareholder was not compensated for the value of these contributed services; however, the cost has been included in the direct operating expense of the Eddy County Properties for the periods presented.

Note 4 - Commitments and Contingencies

The Company is not aware of any legal, environmental or other commitments or contingencies that would have a material effect on the statements of combined revenues and direct operating expenses.